                                                                      Exhibit 12

                       ALTRIA GROUP, INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                           -------------------------

                                                              Three Months Ended
                                                                March 31, 2003
                                                                --------------

 Earnings before income taxes and minority interest                $ 3,581

 Add (deduct):
 Equity in net earnings of less than 50% owned affiliates              (43)
 Dividends from less than 50% owned affiliates                          37
 Fixed charges                                                         413
 Interest capitalized, net of amortization                               3
                                                                   -------

 Earnings available for fixed charges                              $ 3,991
                                                                   =======

 Fixed charges:
 Interest incurred:
    Consumer products                                              $   332
    Financial services                                                  28
                                                                   -------

                                                                       360

 Portion of rent expense deemed to represent interest factor            53
                                                                   -------

 Fixed charges                                                     $   413
                                                                   =======

 Ratio of earnings to fixed charges                                    9.7
                                                                   =======

                       ALTRIA GROUP, INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                            (in millions of dollars)

                            -------------------------

                                                                        For the Years Ended December 31,
                                                ---------------------------------------------------------------------------------
                                                     2002            2001             2000            1999             1998
                                                     ----            ----             ----            ----             ----
Earnings before income taxes, minority
   interest and cumulative effect of
   accounting change                                $18,098         $14,284          $14,087         $12,821          $ 9,215

Add (deduct):
Equity in net earnings of less than 50%
   owned affiliates                                    (235)           (228)            (228)           (197)            (195)
Dividends from less than 50% owned
   affiliates                                            32              29               70              56               70
Fixed charges                                         1,643           1,945            1,348           1,363            1,386
Interest capitalized, net of
   amortization                                          10              10                7              (2)              (5)
                                                    -------         -------          -------         -------          -------
Earnings available for fixed charges                $19,548         $16,040          $15,284         $14,041          $10,471
                                                    =======         =======          =======         =======          =======

Fixed charges:
Interest incurred:
   Consumer products                                $ 1,331         $ 1,665          $ 1,087         $ 1,118          $ 1,166
   Financial services                                   100             102              114              89               77
                                                    -------         -------          -------         -------          -------
                                                      1,431           1,767            1,201           1,207            1,243

Portion of rent expense deemed to
   represent interest factor                            212             178              147             156              143
                                                    -------         -------          -------         -------          -------
Fixed charges                                       $ 1,643         $ 1,945          $ 1,348         $ 1,363          $ 1,386
                                                    =======         =======          =======         =======          =======
Ration of earnings to fixed charges (A)                11.9             8.2             11.3            10.3              7.6
                                                    =======         =======          =======         =======          =======

(A) Earnings before income taxes and minority interest for the twelve months ended December 31, 2002 include a non-recurring pre-tax gain of $2,631 million related to the Miller transaction disclosed in Note 6 to Altria Group, Inc.'s condensed consolidated financial statements. Excluding this gain, the ratio of earnings to fixed charges would have been 10.3 for the twelve months ended December 31, 2002.

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